Exhibit 99.2

TWMC - Q1 2010 Trans World Entertainment Corp.
Earnings Conference
Call

Event Date/Time: May. 20. 2010

PARTICIPANTS

Bob Higgins
Trans World Entertainment - Chairman, CEO

John Sullivan
Trans World Entertainment - CFO

PRESENTATION
Operator
Good day, ladies and gentlemen. Welcome to the Trans World Entertainment first quarter 2010 conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session with instructions following at that time. (Operator Instructions). As a remind they are conference is being recorded. Your host for today’s conference Bob Higgins, Chairman and CEO.

Bob Higgins - Trans World Entertainment - Chairman, CEO
Thank you. Good morning, everyone. I’m sorry we are starting a few minutes late. On the call with me today is John Sullivan, our Chief Financial Officer, and also with us today is Mike Honeyman, our new President and COO. Mike brings our company extensive retail leadership with experience at Bernie’s TV, Bed Bath and Beyond, and Christmas tree shops. We are happy to have Mike on board and look forward to working with him to drive shareholder value.

Thank you for joining us today as we discuss our first quarter results. We will take questions following our comments.

Total sales in the first quarter decreased 18% to $156.5 million, as we operated 23% fewer stores. Comp store sales decreased 3%.

For the quarter, the Company recorded a net loss of $11.4 million or $0.36 per share compared to a net loss of $13.7 million or $0.44 per share for the same period last year. Our overall quarter one comp decline was 3%, driven by a 36% decrease in the video game category, which represents 6% of the business. The negative comp sales in video games were due to a reduction in the number of stores carrying games. During fiscal 2009, the Company eliminated the game category in over 200 stores. At the end of the first quarter, 139 of our stores carried games compared to 347 a year ago.

Music was down just 1% on a comp store basis, with the top 50 up 20% for the quarter. The music category represented 36% of our business for the quarter, the same as last year. For the quarter, the industry was down 12%.

Video sales increased 1% on a comp store basis. The comp increase was driven by the performance of Blu-Ray, as we are starting to see broad acceptance of this format. Comp sales, as a top 50, increased 22% during the quarter. Video now represents 44% of our business, up from 43 last year. For the quarter, the industry was down 5%.

Comp store sales for electronics, accessory, and trend also increased 1% on a comp basis and represented 14% of our business in the quarter, up from 13% last year.

Now, John will take you through financial highlights for the quarter. John?

John Sullivan - Trans World Entertainment - CFO
Thank you, Bob. Good morning. As Bob mentioned, our net loss for the quarter was $11.4 million, or $0.36 per share. Last year our net loss was $13.7 million or $0.44 per share. Our gross margin rate for the quarter decreased to 32.9% from 34.3% last year.

The reduction in gross profit as a percentage of sales was due to lower vendor allowances this year. SG&A expenses were $59.3 million, a reduction of 22% on the sales decline of 18%. Resulting in a decrease as a percentage of sales from 39.5% last year to 37.9% this year. Included in SG&A expenses is a gain of $350,000 related to the acquisition of five value music stores. Offset by $150,000 in transition costs. EBITDA was a loss of $7.8 million in the quarter versus a loss of $9.9 million last year.

Our net interest expense was $688,000 in the quarter, versus $703,000 last year. The decrease is due to no borrowings on our credit facility.

We ended the quarter without borrowings under the line of credit, compared to borrowings of $29 million last year.

Year-over-year we have lowered our inventory by $81 million. Our quarter end inventory position was $251 million, versus last year’s $333 million. On a square foot basis, this is $69 a foot versus $74 last year. During the quarter, we closed 18 stores and acquired five new stores.

We ended the quarter with 544 stores in operation and square footage totaling 3.6 million versus last year’s 704 stores and square footage totaling 4.5 million. Now, I will turn it back to Bob.

Bob Higgins - Trans World Entertainment - Chairman, CEO
Thank you, John. We are encouraged by our results in the first quarter.

Comp sales in our two largest categories, music and DVD, have reversed the trends we have seen over the last several years. The initiatives we implemented for these two categories have helped stabilize our sales and increase our market share, despite operating 23% fewer stores than last year.

We continue to leverage our SG&A expenses which helped us reduce our EBITDA loss in the first quarter versus last year’s first quarter.

We ended the quarter with cash of $21 million, and zero borrowings on our line of credit, as compared to the borrowings of $29 million last year.

We amended our credit facility, extending it to April 2013, providing us with the capital to fund our business for the next three years.

As I mentioned earlier, we also hired Mike Honeyman as our President and COO to strengthen our management team and help drive our operating results.

We made progress in the first quarter, but we still have a lot to accomplish this year. We are moving in the right direction and look forward to the remainder of 2010. With that, I would like to open up the call for any questions that any one has. Operator?

QUESTIONS AND ANSWERS
Operator
(Operator Instructions). I’m showing no questions for comments at this time, sir.

Bob Higgins - Trans World Entertainment - Chairman, CEO
Okay. Then I would like to thank everybody for their time this morning. We look forward to talking with you when we announce our second quarter results. So have a great day. Thank you. Thank you, operator.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program. You may now disconnect, and have a wonderful day.